SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
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         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

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                         CHURCHILL DOWNS INCORPORATED
   -----------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

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                                                                     EXHIBIT 1


                  Contact for Arlington International Racecourse: Thom Serafin
                                                                (312) 943-1955
                                                      thom.serafin@serafin.com

                       Contact for Churchill Downs Incorporated:  Karl Schmitt
                                               (502) 636-4594 / (502) 551-1395
                                                             karls@kyderby.com


           CHURCHILL DOWNS INCORPORATED AND ARLINGTON INTERNATIONAL
                     RACECOURSE ANNOUNCE PLANS FOR MERGER

LOUISVILLE, Ky. (June 23, 2000) -- Churchill Downs Incorporated (Nasdaq:
CHDN) ("CDI") and Duchossois Industries Inc. ("DII"), a privately held company that owns Arlington International Racecourse, today announced that the companies have signed a definitive agreement whereby Arlington International Racecourse Inc., Arlington Management Services Inc. and Turf Club of Illinois Inc. would merge with subsidiaries of CDI. As wholly owned subsidiaries of DII, Arlington International Racecourse Inc., Arlington Management Services Inc. and Turf Club of Illinois Inc. hold and operate the Chicago-area racetrack and five off-track betting and pari-mutuel operations in Illinois.

      Under the terms of the agreement, CDI will issue 3.15 million shares of its common stock upon closing to DII. The agreement also specifies the issuance of up to an additional 1.25 million shares of CDI stock to DII depending on certain developments and conditions over a future period. CDI currently has approximately 9.9 million shares outstanding, which had a closing price of $22.69 yesterday. DII has entered into a stockholder agreement that will provide for restrictions on the voting and transfer of the shares of CDI common stock received in the merger. The transaction remains subject to customary closing conditions, including the approval of the Illinois Racing Board and approval of CDI shareholders at a special meeting that is expected to be held during the third quarter. Assuming those conditions are met, closing of the transaction is expected promptly following the shareholders' special meeting. The transaction will be accounted for as a purchase.

      Richard L. Duchossois, chairman of DII, will serve as a CDI director, as a member of the board's executive committee and as chairman of Arlington's operating board. DII will be entitled initially to designate three members of the CDI board of directors, which will be expanded from 12 to 15 members. Scott Mordell will continue as the track's president and chief executive officer.

      "The horse racing industry is consolidating in response to a changing market and new distribution systems," said Thomas H. Meeker, CDI's president and chief executive officer. "Our merger with Arlington is the beginning of a strategic relationship that will enable us to combine resources with a world-class operation that is committed to quality live racing, positioning both companies for future growth in this changing industry.

       "Arlington and Illinois racing are important to the national racing industry. As CDI continues to pursue opportunities to aggregate more racing content under our brand, Arlington will boost the annual number of CDI racing programs by 18 percent. Additionally, this agreement will particularly enhance our position in the sizeable Chicago market and expand the Churchill Downs Simulcast Network by adding a signal that is well known throughout the United States and in major international markets. We are truly excited about having Dick Duchossois join CDI as a member of our board. He has shown a true passion for our industry and effective leadership in showcasing racing at Arlington.

      "Our successful integration of Ellis Park, Calder Race Course and Hollywood Park into our existing operations over the last two years reinforces our optimism about this transaction. With the resulting four racetracks in Illinois, Indiana and Kentucky, we believe our merger with Arlington will create exciting opportunities to strengthen the Midwest racing circuit. Additionally, the demonstrated capability of Arlington's management will help us embrace the racetrack under our brand and ensure that Arlington continues to offer the premier racing experience to its guests and maintain its important role in the community.

      Duchossois, commenting on the merger, stated, "We believe this merger will allow us to complement the Arlington brand of excellence with that of Churchill Downs, the best-known brand in horse racing.

      "We believe CDI's business strategy and commitment to excellence are aligned with our own operating philosophy. We have a shared vision of dedication to customer service, commitment to the live racing experience and growth of simulcast sales. This business combination will enable us to coordinate quality racing schedules throughout the Midwest and will greatly benefit Illinois racing. I look forward to joining with a dynamic company like CDI and continuing my involvement with Arlington."

      Meeker added, "Our decision to use stock to facilitate this transaction will have a positive impact on CDI's overall financial position. We will strengthen our balance sheet by decreasing our leverage, and combining resources with a well-managed organization like Arlington should increase our access to capital, positioning the Company for continued growth."

      The contingent shares involved in this transaction relate principally to the timing of the planned opening of a relocated riverboat casino in Rosemont, Ill. Under full implementation of legislation recently passed by the state of Illinois, Arlington will receive certain payments from the Illinois Horse Racing Equity Fund, whose funds are derived from the riverboat casino's revenues. The final determination of any additional number of shares to be issued will be based on the financial benefit derived through the Fund in the casino's first year of operation.

      Arlington International Racecourse is one of the world's premier Thoroughbred racetracks. The racetrack's 2000 meet runs from May 14 through Sept. 30 and features the $2 million Arlington Million, one of the world's richest races, on Aug. 19. Located outside of Chicago in Arlington Heights, Ill., Arlington originally opened in 1927 and was rebuilt after a 1985 fire. The racetrack operates pari-mutuel facilities in Chicago, Arlington Heights, Rockford, Waukegan, and East Moline, Ill. Arlington can be found on the Internet at www.www.arlingtonpark.com.

      Churchill Downs Incorporated, headquartered in Louisville, Ky., is one of the world's leading horse racing companies. Its flagship operation, Churchill Downs, is home of the Kentucky Derby and hosted its 126th running on May 6, 2000. The Company owns additional racetracks in Kentucky, California and Florida and has interests in an Indiana pari-mutuel operation as well as various racing services companies. Churchill Downs Incorporated can be found on the Internet at www.kentuckyderby.com.

      A conference call regarding this announcement is scheduled for 10 a.m. EDT on Friday, June 23, 2000. Interested parties can access the call in listen-only mode by calling (913) 981-5510 or using the Internet at www.kentuckyderby.com.

      This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause CDI's actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the financial performance of Arlington International Racecourse; litigation surrounding the Rosemont, Ill., riverboat casino; market reaction to CDI's agreement with Arlington; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; a decrease in riverboat admissions revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

      A proxy statement will be filed by Churchill Downs Incorporated ("CDI") with the Securities Exchange Commission ("Commission") as soon as practicable. CDI URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CDI with the Commission at the Commission's Web site at www.sec.gov. The proxy statement and other documents filed with the Commission by CDI may also be obtained for free from CDI by directing a request to Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky, 40208, (502) 636-4400.

      CDI and its officers and directors may be deemed to be participants in the solicitation of proxies from CDI's stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in CDI's proxy statement for its 2000 annual meeting of stockholders filed with the Commission on May 15, 2000. This document is available free of charge at the Commission's Web site at www.sec.gov and from CDI at the address set forth above.



                                  FACT SHEET

About the Merger
   o Terms include initial tranche of 3.15 million shares of CDI common stock
   o Second tranche includes two earn-out provisions:
         -833,000 shares paid one year after opening of Rosemont riverboat casino
         -Up to 417,000 shares paid on a pro-rata basis based on payments
          Arlington receives from the Illinois Horse Racing Equity Fund in the riverboat casino's first year of operation
   o  Stockholder agreement required
   o Corporate governance provision includes a seat on the executive committee of the CDI board and designated board seats
   o  Management agreement to allow CDI to earn 80 percent of Arlington
      EBITDA generated after July 1
   o 10-year lease agreement for approximately 60 acres that include training track
   o  Closing expected by Aug. 31

About Arlington International Racecourse
   o One of the world's premier racing facilities, located just outside Chicago in Arlington Heights, Ill.
   o  Opened Oct. 12, 1927
   o Offers live Thoroughbred racing with simulcasting on-track while operating off-track pari-mutuel facilities in Chicago, Arlington Heights, Rockford, Waukegan and East Moline, Ill.
   o Home of the Arlington Million, Thoroughbred racing's first-ever million dollar race, which will be run as part of the Emirates World Series Racing Championship with a $2 million purse on International Festival of Racing Day - Aug. 19, 2000
   o A long-time leader in innovation within the Thoroughbred industry, renowned for creating a new generation of racing fans with its emphasis on family entertainment, and customer service and satisfaction
   o Rebuilt and reopened the track on June 28, 1989, after it was destroyed by fire in July 1985
   o Site for historic racing events such as the 1985 "Miracle Million" following the fire and the record-tying 16th consecutive win by Cigar in the 1996 Citation Challenge
   o First racetrack ever awarded an Eclipse Award for the running of the "Miracle Million"
   o Owner and Chairman Richard L. Duchossois has been recipient of numerous prestigious awards including the American Jockey Club Gold Medal, the Jockey Club of Canada's Special Sovereign Award and the Horserace Writer and Reporters Association of Great Britain's Lord Derby Award as well as being an inductee in both the Horsemen's Benevolent and Protective Association and Chicago Sports Halls of Fame.

About Churchill Downs Incorporated
   o  Headquartered in Louisville, Ky.
   o  Conducts live horse racing and simulcast wagering
   o  Listed on the Nasdaq National Market under symbol CHDN
   o Owns and operates Churchill Downs, its flagship racetrack in Louisville, which has conducted Thoroughbred racing since 1875
   o Owns and operates the Kentucky Derby; hosted the race's 126th running on May 6
   o Owns and operates: Hollywood Park in Inglewood, Calif.; Calder Race Course in Miami; Ellis Park in Henderson, Ky.; and Louisville Sports Spectrum, an off-track betting facility (OTB)
   o Operates and holds majority interests in: Hoosier Park at Anderson in Anderson, Ind., which conducts live Standardbred and Thoroughbred racing; and OTBs in Indianapolis, Merrillville and Fort Wayne, Ind.
   o Holds a majority interest in Charlson Broadcast Technologies, a video services and software company for racetracks and OTBs
   o Also holds interests in: Kentucky Downs Race Course in Franklin, Ky.; Kentucky Off-Track Betting Inc., an alliance of Kentucky's racetracks that operates OTBs in Maysville, Jamestown, Pineville and Corbin, Ky.; NASRIN(TM)Services LLC, a telecommunications company specializing in the simulcasting needs of racetracks;EquiSource LLC, a company that provides group purchasing and productivity services for the Thoroughbred industry.




                                                                     EXHIBIT 2

THE MERGER OF CHURCHILL DOWNS INCORPORATED (CDI)
WITH ARLINGTON INTERNATIONAL RACECOURSE

Q:    After the merger, who will manage Arlington International Racecourse?

A: Like other racetracks owned or managed by CDI, Arlington will maintain its name and unique characteristics. Scott Mordell will continue to serve as Arlington's president and chief executive officer. Additionally, Richard Duchossois will continue to serve as chairman of Arlington's operating board. CDI will oversee the existing management team at Arlington.

Q:    What will the new company look like?

A: The company will retain the name of Churchill Downs Incorporated and will continue to maintain a corporate headquarters at Churchill Downs in Louisville, Ky. Richard Duchossois will join CDI's board of directors and will serve as a member of the board's executive committee. Tom Meeker will continue to serve as president and chief executive officer of CDI, and Will Farish will continue to serve as CDI's chairman.

       Upon closing, six racetracks will be branded a Churchill Downs company: Churchill Downs in Louisville; Arlington International Racecourse in Arlington Heights, Ill.; Hollywood Park in Inglewood, Calif.; Calder Race Course in Miami; Ellis Park in Henderson, Ky.; and Hoosier Park at Anderson in Anderson, Ind.

Q:    How will Arlington be affected by the transaction?

A: Arlington will retain its commitment to live racing and quality operations. By combining resources with CDI, Arlington is securing its future in a dynamic, changing industry and moving Illinois racing to the national marketplace. The racetrack will operate under its current management. Arlington will continue its commitment to quality and work to maintain its important role in the local community.

 Q:   How will this business combination affect other CDI racetracks?

A: Bringing a world-class racing operation such as Arlington together with CDI will benefit all CDI-owned racetracks. The merger enhances CDI's position as the preeminent live racing operator in the country by contributing approximately 100 additional racing programs to CDI's current offerings, including prestigious Grade I races such as the Arlington Million, the Secretariat and the Beverly D.

      Like CDI, Arlington has shown an impressive commitment to excellent customer service and is dedicated to the concept of racing as family entertainment. Arlington offers its patrons many innovative programs, designed to educate, entertain and improve the quality of each guest's experience at the racetrack. Arlington has long been considered an industry leader, and the pioneering spirit of Arlington's management and employees fits well with CDI's management philosophy.

The Merger of Churchill Downs Incorporated (CDI) with Arlington International Racecourse

Q:    How will this combination benefit the Midwest racing circuit?

A: CDI has an opportunity to integrate the racing programs at Churchill Downs, Arlington, Ellis Park and Hoosier Park and tailor those programs to benefit each racetrack. This transaction provides an opportunity to improve the promotion and quality of live racing in all of the markets in which CDI operates. CDI's racing officials are truly excited about how each operation stands to benefit from these combined resources.

Q:    What is the strategic significance of CDI's merger with Arlington?

A: CDI's strategy has centered on increasing the Company's presence in the interstate simulcast market, and the key to that task is aggregating content. Arlington is offering more than 100 racing programs this year. It is an outstanding racing property that will greatly enhance the Churchill Downs Simulcast Network (CDSN) and create synergies among the racing operations of Churchill Downs, Calder Race Course, Ellis Park, Hollywood Park and Hoosier Park.

      Additionally, Arlington brings great value to the CDI brand and positions the Company for new growth through exposure in one of the country's largest commercial markets, the Chicago area. The merger enhances CDI's commitment to live racing and strengthens its position in the increasingly important simulcast market.

Q:    When will the transaction be completed?

A: The agreement is subject to customary closing conditions as well as approval of the Illinois Racing Board and CDI shareholders, who will vote on the issuance of the shares at a special meeting that will be held during the third quarter. If all of these conditions are met, closing of the transaction is expected promptly following the shareholders' special meeting.

       A proxy statement will be filed by Churchill Downs Incorporated ("CDI") with the Securities Exchange Commission ("Commission") as soon as practicable. CDI URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CDI with the Commission at the Commission's Web site at www.sec.gov. The proxy statement and other documents filed with the Commission by CDI may also be obtained for free from CDI by directing a request to Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky, 40208, (502) 636-4400.

      CDI and its officers and directors may be deemed to be participants in the solicitation of proxies from CDI's stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in CDI's proxy statement for its 2000 annual meeting of stockholders filed with the Commission on May 15, 2000. This document is available free of charge at the Commission's Web site at www.sec.gov and from CDI at the address set forth above.